EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333- ) pertaining to the United Bankshares, Inc. 2006 Stock Option Plan of our reports dated February 24, 2006, with respect to the consolidated financial statements of United Bankshares, Inc., United Bankshares, Inc. management’s assessment of effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of United Bankshares, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Charleston, West Virginia
October 23, 2006

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